Exhibit 99.1


             PSB ANNOUNCES 3RD QUARTER EARNINGS OF $.43 PER SHARE

Wausau, Wisconsin - David K. Kopperud, President of PSB Holdings, Inc. ("PSB") and Peoples State Bank ("Peoples") today announced the Bank's financial results for the third quarter of 2004.

"PSB earned $.43 per share this quarter compared to $.71 during the third quarter last year. However, the mortgage refinancing boom was occurring last year which increased 2003 net income by $.16 per share compared to 2004 mortgage banking activity. In addition, PSB settled an income tax audit with the Wisconsin Department of Revenue during 2004 which reduced earnings by $.09 per share. Excluding the impact of prior year mortgage refinancing income over 2004 and the tax settlement, PSB earned $.52 per share in the third quarter 2004 compared to $.55 per share in the third quarter 2003."

"Wisconsin banks, including PSB, came under audit by the Wisconsin Department of Revenue ("Department") related to tax treatment of earnings by out-of-state investment subsidiaries. After consideration of the cost to litigate and the potential risk of a substantial loss in litigation, PSB decided to accept a standardized settlement offered by the Department to Wisconsin banks with out-of-state subsidiaries with no admission of wrongdoing. Although the settlement decreased quarterly net income, the Company retained the ability to operate the subsidiary providing efficient and tax-effective management of our portfolio securities."

Kopperud further noted "Along with our substantial investment in facilities, we are investing in our people and recently added David Johnson as Sr. Vice President to increase our commercial product line, gain access to larger businesses, and add depth and experience to PSB. Johnson was formerly the regional President of north central Wisconsin for U.S. Bank, managing 14 locations and is a great addition to our commercial products team."

PSB Holdings, Inc. (OTCBB:PSBQ.OB), is the parent company of Peoples. Peoples is headquartered in Wausau, Wisconsin with eight retail locations serving north central Wisconsin in Marathon, Oneida, and Vilas counties. In addition to traditional retail and commercial loan and deposit products, the Bank provides retail investments, commercial property and casualty insurance services, retirement planning and long-term fixed rate residential mortgages. All per share information has been restated to reflect the 5% stock dividend paid in January 2004.

Asset Growth and Net Interest Income

PSB continues to have strong asset growth, increasing $47.6 million, or 12.0% to $444.6 million since September 2003. Most of this growth has been in the loan portfolio which increased $35.5 million or 11.9% during the past 12 months. Loan growth was in mortgage lending with both commercial real estate and on balance sheet residential real estate growing $19.9 million, and $15.2 million, respectively. During the past 12 months, PSB constructed and occupied a new home office and financial center, purchased real estate for a branch opened in Minocqua, Wisconsin and invested in imaging technology, which increased premises and equipment by $5.5 million since September 2003. An increase in securities available for sale of $4.5 million made up most of the remaining asset growth.

In addition to growth, credit quality improved and remains strong. Nonperforming loans (including non-accrual and restructured loans) to gross loans was .94% at September 2004 compared to .98% at June 2004, and 1.09% at September 2003. The Company also tracks delinquencies on a contractual basis quarter to quarter since some problem loans currently making payments remain on non-accrual status until ongoing ability to repay according to the contract is shown. Loans contractually delinquent 30 days or more as a percentage of gross loans were .71% at September 2004 compared to .84% at June 2004, and 1.02% at September 2003. The allowance for loan losses was 1.22% of gross loans at September 2004 compared to 1.23% at September 2003.

Asset growth was funded by a mix of wholesale funding and core deposit growth. Core deposits, including retail time deposits less than $100,000 and money market deposits increased $22.9 million, or 10.3% since September 2003. Wholesale borrowings (primarily FHLB advances) increased $10.2 million, or 11.2% since September 2003. Growth in large retail time deposits totaled $16.3 million, or 40.9% since September 2003. During the quarter ended September 2004, wholesale funds decreased $11.0 million (primarily broker and national time deposits), which were replaced largely by retail time deposits less than $100,000. Retail deposits and other local borrowings continue to comprise the bulk of asset funding and were 69.2% of total funding at September 2004 compared to 68.0% of funding at September 2003.

Tax-adjusted net interest income increased $225,000, or 6.5% to $3,666,000 for the quarter ended September 30, 2004 from $3,441,000 for the quarter ended September 30, 2003 due to increased earning assets held, although margin on earning assets for the quarter declined from 3.67% to 3.51%. Earning asset yields have decreased 19 basis points from 5.73% at September 2003 to 5.54% at September 2004. However, the cost of liabilities declined only 15 basis points from 2.52% at September 2003 to 2.37% at September 2004.

During the quarter ended September 2004, net interest margin declined to 3.51% from 3.64% for the prior June 2004 quarter as increases to the prime rate on adjustable rate commercial loans has not outweighed increases in time deposit rates paid to both local and wholesale depositors. Approximately $73 million of commercial purpose loans, or 22% of gross loans, are tied to prime, short-term LIBOR or other adjustable rates. The Company's balance sheet remains largely neutral to interest rate changes with net interest income for the next 12 months projected to increase $115,000 (.83%) if rates increase 200 basis points, and decrease $342,000 (2.46%) if interest rates decrease 100 basis points.

Service Fee and Noninterest Income

Noninterest income decreased $379,000 in the September 2004 quarter to $764,000 compared to $1,143,000 in 2003. However, $468,000 of the decline was in mortgage banking as substantial mortgage refinancing activity in 2003 did not recur in 2004 due to rising national mortgage rates. The Company serviced $157.8 million of mortgage principal for other investors at September 30, 2004 compared to $148.7 million at September 30, 2003. Separate from mortgage banking, noninterest income increased $89,000 during the quarter, in part from additional retail investment sales and insurance product commissions of $49,000, up 42% from the 2003 quarter.

Peoples Insurance Services LLC, a commercial property and casualty insurance agency and brokerage started by Peoples during September 2003, continues to build relationships in the Wausau area. The agency's net loss during the quarter and nine months ended September 2004 was $44,000 and $119,000, respectively (including inter-company cost allocations). Initial net losses have been in excess of original projections due to lower than expected revenue growth.

Operating Expenses

Noninterest operating expenses increased $498,000 to $2,833,000 in the quarter ended September 2004 compared to $2,335,000 during the quarter ended September 2003. Of that total, salaries and benefits increased $210,000, or 13.9% over 2003 from a 9% increase in employees since September 2003. In addition, occupancy and facilities costs increased $159,000, or 55.6% over 2003 but included one-time charges for moving into the new home office of $23,000 and settlement of a sales tax audit related largely to premises and equipment investment and maintenance of $52,000. Excluding these charges, occupancy and facilities costs increased $84,000, or 29.4% during the quarter, primarily from additional depreciation expense.

Operating expense as a percent of average assets was 2.56% during the quarter ended September 2004 compared to 2.38% for the similar quarter during 2003. In addition, the September 2004 efficiency ratio was 63.95% compared to 50.94% during the same quarter in 2003. However, excluding the one-time charges outlined in the previous paragraph, operating expenses as a percent of average assets would have been 2.49% and the efficiency ratio would have been 62.26% during the September 2004 quarter.

Forward Looking Statements

Certain matters discussed in this news release, including those relating to the growth of the Company, its profits, and future interest rates, are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995. Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in this release. Among other things, these risks and uncertainties include the strength of the economy, the effects of government policies, including, in particular, interest rate policies, and other risks and assumptions described under "Cautionary Statement Regarding Forward Looking Information" in Item 1 of the company's Form 10-K for the year ended December 31, 2003. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

                                           (tables follow)
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
PSB HOLDINGS, INC.
QUARTERLY FINANCIAL SUMMARY
(dollars in thousands, except per share data)

                                                        Quarter ended - Unaudited
                                           SEPT. 30, June 30,  March 31, Dec. 31 Sept. 30,
EARNINGS AND DIVIDENDS:                      2004      2004       2004        2003     2003
Net income                             $     747  $     782   $     954   $  1,290    $ 1,235
Basic earnings per share (3)           $    0.43  $    0.45   $    0.55   $   0.74    $  0.71
Diluted earnings per share (3)         $    0.43  $    0.45   $    0.55   $   0.74    $  0.71
Dividends declared per share (3)       $       -  $    0.30   $       -   $   0.29    $     -
Net book value per share               $   19.41  $   18.68   $   19.33   $  18.54    $ 18.11
Semi-annual dividend payout ratio            N/A      29.84%       n/a       19.88%     n/a
Average common shares outstanding      1,720,436  1,729,322   1,733,531  1,733,398  1,733,828

BALANCE SHEET - AVERAGE BALANCES:

Loans receivable, net of allowances    $ 331,167  $ 320,471   $ 307,109  $ 302,491  $ 288,448
Total assets                           $ 439,177  $ 426,826   $ 407,577  $ 399,351  $ 389,267
Deposits                               $ 347,015  $ 330,337   $ 312,455  $ 312,376  $ 307,752
Stockholders' equity                   $  33,010  $  32,942   $  32,878  $  32,095  $  31,085

PERFORMANCE RATIOS:

Return on average assets (1)                0.67%      0.73%       0.94%      1.28%      1.26%
Return on avg. stockholders' equity (1)     8.98%      9.52%      11.64%     15.95%     15.76%
Average tangible stockholders' equity to
  average assets                            7.46%      7.61%       7.83%      7.85%      7.70%
Net loan charge-offs to average loans       0.00%      0.01%       0.02%      0.09%      0.02%
Nonperforming loans to gross loans          0.94%      0.98%       1.17%      1.08%      1.09%
Allowance for loan loss to gross loans      1.22%      1.19%       1.16%      1.15%      1.23%
Net interest rate margin (1)(2)             3.51%      3.64%       3.73%      3.65%      3.67%
Net interest rate spread (1)(2)             3.17%      3.30%       3.38%      3.24%      3.21%
Service fee revenue as a percent of
  average demand deposits (1)               2.52%      2.63%       2.60%      2.70%      2.48%
Noninterest income as a percent
  of gross revenue                         11.93%     13.54%      12.24%     17.56%     17.90%
Efficiency ratio (2)                       63.95%     64.54%      59.73%     53.47%     50.94%
Noninterest expenses to avg. assets (1)     2.56%      2.74%       2.56%      2.46%      2.38%

STOCK PRICE INFORMATION:

High                                      $35.25     $35.60      $35.60     $36.19     $32.61
Low                                       $33.00     $34.50      $33.50     $31.43     $31.43
Market value at quarter-end               $33.00     $34.50      $35.00     $33.62     $31.90

(1) Annualized
(2) The yield on tax-exempt loans and securities is computed on a tax-equivalent basis.
(3) Due to rounding, cumulative quarterly per share performance may not equal annual per share totals.

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
PSB HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF INCOME
                                                    Three Months Ended     Nine Months Ended
(dollars in thousands,                                  September 30,         September 30,
except per share data - unaudited)                     2004       2003       2004       2003
Interest income:
   Interest and fees on loans                      $  4,882   $  4,594   $ 14,150   $ 13,466
   Interest on securities:
      Taxable                                           454        359      1,368      1,475
      Tax-exempt                                        247        232        735        676
   Other interest and dividends                          55         56        147        175

         Total interest income                        5,638      5,241     16,400     15,792

Interest expense:
   Deposits                                           1,543      1,368      4,194      4,312
   FHLB advances                                        515        506      1,485      1,520
   Other borrowings                                      59         61        209        154

         Total interest expense                       2,117      1,935      5,888      5,986

Net interest income                                   3,521      3,306     10,512      9,806
Provision for loan losses                               195        240        675        705

Net interest income after provision for loan losses   3,326      3,066      9,837      9,101

Noninterest income:
   Service fees                                         320        323        933        951
   Mortgage banking                                     187        655        655      1,499
   Investment and insurance sales commissions           164        115        345        303
   Net gain (loss) on sale of securities                  -        (19)       111        (19)
   Other noninterest income                              93         69        315        257

         Total noninterest income                       764      1,143      2,359      2,991

Noninterest expense:
   Salaries and employee benefits                     1,718      1,508      4,813      4,343
   Occupancy and facilities                             445        286      1,107        859
   Loss on abandonment of premises and equip.             -          -        329          -
   Data processing and other office operations          155        131        502        418
   Advertising and promotion                             97         45        195        133
   Other noninterest expenses                           418        365      1,403      1,119

        Total noninterest expense                     2,833      2,335      8,349      6,872

Income before provision for income taxes              1,257      1,874      3,847      5,220
Provision for income taxes                              510        639      1,364      1,704

Net income                                        $     747  $   1,235  $   2,483  $   3,516
Basic earnings per share                          $    0.43  $    0.71  $    1.44  $    2.02
Diluted earnings per share                        $    0.43  $    0.71  $    1.42  $    2.00

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
PSB HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS
September 30, 2004 unaudited, December 31, 2003 derived from audited financial statements

                                                                  SEPT. 30,  December 31,
(dollars in thousands, except per share data)                        2004         2003
ASSETS
Cash and due from banks                                          $  10,927    $  13,754
Interest-bearing deposits and money market funds                     2,004        1,214
Federal funds sold                                                   5,617        3,959

Cash and cash equivalents                                           18,548       18,927

Securities available for sale (at fair value)                       74,481       72,472
Federal Home Loan Bank stock (at cost)                               2,834        2,444
Loans held for sale                                                     62          207
Loans receivable, net of allowance for loan losses of $4,107
   and $3,536, respectively                                        333,200      304,339
Accrued interest receivable                                          1,795        1,617
Foreclosed assets                                                       52           84
Premises and equipment                                              12,028        7,557
Mortgage servicing rights, net                                         807          814
Other assets                                                           796          472

TOTAL ASSETS                                                      $444,603     $408,933

LIABILITIES
Non-interest-bearing deposits                                    $  52,076    $  50,563
Interest-bearing deposits                                          300,432      265,851

   Total deposits                                                  352,508      316,414

Federal Home Loan Bank advances                                     50,000       47,000
Other borrowings                                                     6,807       10,475
Accrued expenses and other liabilities                               1,973        2,903

   Total liabilities                                               411,288      376,792

STOCKHOLDERS' EQUITY
Common stock - no par value with a stated value of $1 per share:
   Authorized - 3,000,000 shares
   Issued - 1,887,179 shares                                         1,887       1,887
Additional paid-in capital                                           9,690       9,694
Retained earnings                                                   24,754      22,789
Accumulated other comprehensive income                                 662         844
Treasury stock, at cost - 170,849 and 153,781 shares, respectively  (3,678)     (3,073)

   Total stockholders' equity                                       33,315      32,141

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                        $444,603    $408,933
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